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                                                                  EXHIBIT 3.1(b)


                           CERTIFICATE OF AMENDMENT TO
                         CERTIFICATE OF INCORPORATION OF
                           INTROGEN THERAPEUTICS, INC.

                                   ----------

         Introgen Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          1. That Article XI of the Corporation's Restated Certificate of Incorporation which currently reads:

         "No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Corporation's Bylaws and no action shall be taken by the stockholders by written consent. The affirmative vote of at least two-thirds of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article IX, Article X or Article XII of this Amended and Restated Certificate of Incorporation or Sections 2.3 (Special Meeting), 2.4 (Notice of Stockholders' Meeting), 2.5 (Advanced Notice of Stockholder Nominees and Stockholder Business), 2.10 (Voting), or 2.12 (Stockholder Action by Written Consent Without a Meeting), or 3.2 (Number of Directors) of the Corporation's Bylaws."

is amended to read as follows:

         "No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Corporation's Bylaws and no action shall be taken by the stockholders by written consent. The affirmative vote of at least two-thirds of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article IX, Article X or Article XII of this Restated Certificate of Incorporation or Sections 2.3 (Special Meeting), 2.4 (Notice of Stockholders' Meeting), 2.5 (Advanced Notice of Stockholder Nominees and Stockholder Business), 2.10 (Voting) or 2.12 (Stockholder Action by Written Consent Without a Meeting) of the Corporation's Bylaws. The affirmative vote of at least two-thirds of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification by the stockholders of Section 3.2 (Number of Directors) of the Corporation's Bylaws."

         2. This Certificate of Amendment of the Corporation's Restated Certificate of Incorporation has been duly approved by the Corporation's Board of Directors in accordance with Section 228 the Delaware General Corporation Law.

         3. This Certificate of Amendment of the Corporation's Restated Certificate of Incorporation has been duly approved by the required vote of stockholders in accordance with Section 242 of the Delaware General Corporation Law.



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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its Chief Executive Officer and President, this 5th day of December, 2001.

                                     Introgen Therapeutics, Inc.

                                     By: /s/ DAVID G. NANCE
                                        ----------------------------------------
                                        David G. Nance
                                        Chief Executive Officer and President







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